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                                                            Registration No. 33-
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                    TRW INC.
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             (Exact name of registrant as specified in its charter)

              OHIO                                          34-0575430
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 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

1900 RICHMOND ROAD, CLEVELAND, OHIO                                      44124
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(Address of Principal Executive Offices)                             (Zip Code)

                       2000 TRW LONG-TERM INCENTIVE PLAN
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                            (Full title of the plan)

                         WILLIAM B. LAWRENCE, SECRETARY
                                    TRW INC.
                               1900 RICHMOND ROAD,
                              CLEVELAND, OHIO 44124
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                     (Name and address of agent for service)


                                 (216) 291-7230
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          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

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
                                                        Proposed              Proposed maximum
Title of securities             Amount to be        maximum offering             aggregate            Amount of
to be registered                 registered        price per share (1)      offering price (2)    registration fee
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Common Stock, par value
  $0.625 per share, of
  TRW Inc.                        6,093,120             $57.9688               $355,210,855           $93,775.67

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

(1) The maximum offering price per share is based upon an estimate, solely for the purpose of computing the registration fee.

(2) This figure (calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of TRW Common Stock of $57.9688 included in the NYSE-Composite Transactions report for April 26, 2000, as published in the Midwest edition of The Wall Street Journal) represents the maximum aggregate offering price of the number of shares of TRW Common Stock registered under this Form S-8.


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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by TRW Inc. ("TRW" or the "Company") are incorporated herein by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1999;

         (b)      the Company's Current Report on Form 8-K dated January 24,
                  2000; and

         (c) the description of the Common Stock, par value $0.625 per share, of the Company ("TRW Common Stock"), filed with the Securities and Exchange Commission on May 13, 1997, as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and all amendments and reports filed for the purpose of updating that description.

         Until the Company files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all such securities which remain unsold, all documents subsequently filed by the Company or the 2000 TRW Long-Term Incentive Plan (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

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ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the shares of TRW Common Stock being registered has been passed upon by William B. Lawrence, Executive Vice President, General Counsel and Secretary of TRW Inc. Mr. Lawrence is eligible to participate in the Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits. Ohio law permits, and the Company's Regulations require, the Company to indemnify a Director, officer, employee and certain other persons ("Covered Persons") against expenses, judgments, fines, and settlements reasonably incurred in a nonderivative suit, and against expenses reasonably incurred in a derivative suit, if the Covered Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. In addition, Ohio law permits, and the Company's Regulations require, the Company to indemnify a Covered Person in a criminal action or proceeding, other than in a derivative suit, if the person had no reasonable cause to believe his or her conduct was unlawful. The Company's Regulations require the Company to indemnify a Covered Person against amounts paid in settlement of a derivative action up to an amount that would reasonably have been expended in the person's defense if the proceeding had been prosecuted to conclusion.

         Unless ordered by a court, no indemnification of expenses in a derivative suit is authorized by Ohio law or permitted by the Company's Regulations if the Covered Person is finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company. However, if a Covered Person is successful on the merits or in defense of any matter, indemnification of expenses is mandatory. In addition, under Ohio law, a Director's expenses shall be paid by the Company as they are incurred, provided the Director agrees to reasonably cooperate with the Company and to repay the amounts advanced if it is proved by clear and convincing evidence that the Director's action or failure to act was done with reckless disregard for the best interests of the Company. The Company's Regulations permit the Company to make payments in advance of final disposition of an action to Covered Persons if authorized by the Company's Directors.

         Under Ohio law, a Director is not liable for monetary damages unless it is proved by clear and convincing evidence that the Director's action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. Neither the statutory right to indemnification, nor the rights set forth in the Company's Regulations, is exclusive, and each is in addition to any other rights granted to persons seeking indemnification.

         The Company's Directors and officers are insured under policies of insurance maintained by the Company against certain losses, subject to various limitations and

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exclusions, arising from claims made against them, including claims made against them under the securities laws, by reason of being or having been Directors or officers. Insurance is also provided, subject to various limitations and exclusions, to certain officers and Directors acting in their capacities as fiduciaries.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Exhibit Index on Page 7, which Exhibit Index is incorporated herein by this reference.

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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         (4)    That for purposes of determining any liability under the
                Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio, on the 28th day of April, 2000.

                     TRW INC.

                     By      /S/ William B. Lawrence
                             -----------------------------------------------
                             William B. Lawrence, Executive Vice President, General Counsel and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                    TITLE                                    DATE
---------                    -----                                    ----

J. T. GORMAN*       Chairman of the Board, Chief                April 28, 2000
                    Executive Officer and Director
D. M. COTE*         President, Chief Operating                  April 28, 2000
                    Officer and Director
C. G. MILLER*       Executive Vice President and                April 28, 2000
                    Chief Financial Officer
T. A. CONNELL*      Vice President and Controller               April 28, 2000
M. H. ARMACOST*     Director                                    April 28, 2000
M. FELDSTEIN*       Director                                    April 28, 2000
R. M. GATES*        Director                                    April 28, 2000
G. H. HEILMEIER*    Director                                    April 28, 2000
C. R. HOLLICK*      Director                                    April 28, 2000
K. N. HORN*         Director                                    April 28, 2000
D. B. LEWIS*        Director                                    April 28, 2000
L. M. MARTIN*       Director                                    April 28, 2000
J. D. ONG*          Director                                    April 28, 2000
R. W. POGUE*        Director                                    April 28, 2000

         William B. Lawrence, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the above-named officers and Directors of TRW Inc., pursuant to a power of attorney executed by each of such officers and Directors and filed with the Securities and Exchange Commission.

* By     /s/ William B. Lawrence                                April 28, 2000
         --------------------------------------------
         William B. Lawrence, Attorney-in-fact


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                                  EXHIBIT INDEX



    EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     ------                        ----------------------

       4 The Company's Amended Articles of Incorporation (Incorporated herein by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997)

       5               Opinion of William B. Lawrence

     23(a)             Consent of William B. Lawrence (included in Exhibit
                       5)

     23(b)             Consent of Ernst & Young LLP

       24              Power of Attorney